MONTHLY RETAINER AGREEMENT

Monthly Retainer Agreement dated as of January 1, 2020 between Scientific Bioprocessing, Inc., a Delaware Corporation (the “Company”), and Joseph G. Cremonese (“JC”) and Laboratory Innovation Company, Ltd., a Pennsylvania sub-chapter S corporation, of which JC is President, director and sole stockholder (“LIC”).

Whereas, JC through LIC (collectively the “Consultants”), the Company and Scientific Industries, Inc., a Delaware Corporation (“Scientific”), desire that the Consultants provide consulting services to the Company, a wholly-owned subsidiary of Scientific.

IT IS HEREBY AGREED as follows:

1.           Consultants will provide pursuant to this Agreement consulting services at the request of the Company with respect to the development and marketing of products of the Company for the 12-month period ending December 31, 2020.

2.           (a) The aggregate payment for the foregoing service should be made to (i) Laboratory Innovation Company, P.O. Box 1907, Greensburg, PA 15601-6907, at the rate of $4,800.00 per month and (ii) Joseph G. Cremonese, P. O. Box 1907, Greensburg PA 15601-6907, at the rate of $4,200.00 per month, in each case payable within 10 days of the calendar month in which the services are rendered.

(b)           In the event of a termination of this Agreement on a date other than December 31, 2020, the determination of the deficiency shall be based on a pro rata portion determined by the number of months and fraction of a month, if any, from January 1, 2020 to the termination date.

(c)           As soon as reasonably practicable following the date of this Agreement, Scientific shall grant to JC non-qualified options (the “Stock Options”) to purchase up to 20,000 shares of common stock of Scientific, par value $.05 per share (the “Common Stock”), exercisable at an exercise price equal to the fair market value of the shares of Common Stock on the date of grant, pursuant to Scientific’s 2012 Stock Option Plan, as amended. Any unvested Stock Options shall accelerate upon the occurrence of a change in control of Scientific.

3.           Expenses will be submitted on an expense report with original receipts. Routine expenses will include: internet, telephone, public transportation, taxi fares, hotels, parking, tolls and auto mileage at the then standard mileage rate for business miles driven set forth by the Internal Revenue Service in IR-2008-131. Meals will only be submitted as an expense item during trade shows or required Company meetings. All expenses are subject to approval by an authorized officer of the Company with air travel charges and other expenditures to be pre-approved.

4.           A Summary Plan of Consulting Services and Duties will be provided at the beginning of each quarter of the year and will be defined and agreed upon with the President of the Company.

5.           The previously executed Confidentiality Information Agreement and Non-Competition Agreement by Scientific and the Consultant, in the form of Exhibits A and B hereto shall remain in effect shall survive the expiration or termination of the Agreement for whatever reason and any and all references to Scientific therein shall apply equally to the Company.

6.           This Monthly Retainer Agreement shall terminate, except as to Section 5, on December 31, 2020 unless terminated earlier by either the Company or the Consultants on at least 60 days prior written notice.

/s/ Joseph G. Cremonese Joseph G. Cremonese	Laboratory Innovation Company, Ltd. /s/ Joseph G. Cremonese By: Joseph G. Cremonese

Agreed:

Scientific Bioprocessing, Inc.
Scientific Industries, Inc.

/s/ John Moore                                                                                     /s/ Helena Santos
By:
By:
John Moore, President
Helena Santos, President and Chief Executive Officer

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